UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2013

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35877	46-1347456
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1906 Towne Centre Blvd, Suite 370 Annapolis,

Maryland 21401

(Address of principal executive offices)

(410) 571-6161

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 23, 2013, Hannon Armstrong Sustainable Infrastructure Capital, Inc. (the “Company”) issued a press release announcing the closing of its senior secured credit facility. The terms of the credit facility are set forth in the Loan Agreement (G&I) (the “G&I Loan Agreement”) and the Loan Agreement (PF) (the “PF Loan Agreement”, and together with the G&I Loan Agreement, the “Loan Agreements”), each dated as of July 19, 2013, among certain subsidiaries of the Company, Bank of America, N.A. (the “Administrative Agent”), and each lender from time to time party thereto (collectively, the “Lenders”). The Company, together with certain of its subsidiaries, has guaranteed the obligations of the borrowers under each of the Loan Agreements pursuant to (i) a Continuing Guaranty dated July 19, 2013, and (ii) a Limited Guaranty dated July 19, 2013. The Loan Agreements provide for senior secured revolving credit facilities (i) in the case of the G&I Loan Agreement, in the principal amount of $200 million to be used to leverage certain qualifying government and institutional financings entered into by the Company, with maximum total advances (without giving effect to prepayments or repayments) of $400 million and (ii) in the case of the PF Loan Agreement, in the principal amount of $150 million to be used to leverage certain qualifying project financings entered into by the Company, with maximum total advances (without giving effect to prepayments or repayments) of $300 million. The scheduled termination date of the credit facilities is July 19, 2018. Loans under the G&I Loan Agreement bear interest at a rate equal to LIBOR plus 1.50% or, under certain circumstances, the Federal Funds Rate plus 1.50%. Loans under the PF Loan Agreement bear interest at a rate equal to LIBOR plus 2.50% or, under certain circumstances, the Federal Funds Rate plus 2.50%.

Any financing of the Company proposed to be included in the borrowing base as collateral under the Loan Agreements will be subject to the approval of the Administrative Agent in its sole discretion. The amount eligible to be drawn under the Loan Agreements for purposes of financing such investments will be based on a discount to the value of each investment or an applicable valuation percentage. Under the G&I Loan Agreement, the applicable valuation percentage for non-delinquent investments is 80% in the case of a U.S. Federal Government obligor, 75% in the case of an institutional obligor or a state and local obligor, and with respect to other obligors or in certain circumstances, such other percentage as the Administrative Agent may prescribe. Under the PF Loan Agreement, the applicable valuation percentage is 67% or such other percentage as the Administrative Agent may prescribe. The sum of approved financings after taking into account the valuation percentage determines the borrowing capacity, subject to the overall facility limits described above.

Administrative fees are payable annually to the Administrative Agent under each of the Loan Agreements. On each monthly payment date, the borrowers shall also pay to the Administrative Agent, for the benefit of the Lenders, certain availability fees for each Loan Agreement equal to 0.50%, divided by 360, multiplied by the excess of the available borrowing capacity under each Loan Agreement over the actual amount borrowed under such Loan Agreement.

Each Loan Agreement contains terms, conditions, covenants, and representations and warranties that are customary and typical for a transaction of this nature. The Loan Agreements contain various affirmative and negative covenants, including maintenance of an interest coverage ratio and limitations on the incurrence of liens and indebtedness, investments, fundamental organizational changes, dispositions, changes in the nature of business, transactions with affiliates, use of proceeds and stock repurchases.

Each Loan Agreement also includes customary events of default, including for the existence of a default in more than 50% of underlying financings. The occurrence of an event of default may result in termination of the Loan Agreements, acceleration of amounts due under both Loan Agreements, and accrual of default interest at a rate of LIBOR plus 2.50% in the case of the G&I Loan Agreement and at a rate of LIBOR plus 5.00% in the case of the PF Loan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

July 23, 2013	By:	/s/ Steven L. Chuslo
Name: Steven L. Chuslo
Title: Executive Vice President and General Counsel